SHAREHOLDER LETTER Q1 2022

Q1 2022

Q1 2022 Results

	Q1
(in millions, except percentages)	2021	2022	YoY Change

Revenue	$173.6	$142.6	(18)%
Transaction Value [1]	$262.5	$239.0	(9)%

Gross Profit	$26.4	$21.7	(18)%
Contribution [1]	$27.9	$23.6	(15)%

Net Income (Loss)	$0.2	$(9.8)	n/m
Adjusted EBITDA [1]	$16.4	$7.1	(57)%

n/m - Not Meaningful
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q1 2022

Executive Summary
In the first quarter, our property & casualty (P&C) vertical continued to be affected by the cyclical decline in auto insurance advertising spend, which offset strong results in our other verticals. Within P&C, while Transaction Value was down 19% year over year, our results were in line with expectations, and we were encouraged to see double-digit year-over-year click volume growth and revenue per click stabilize at fourth quarter of 2021 levels. Since late March, while P&C volume has continued to grow, we have seen carrier spend in P&C experience further erosion due to inflation-related underwriting profitability issues. While the exact timing of market recovery remains difficult to predict, having witnessed these market cycles before, we know it is only a matter of time until the P&C insurance market resumes its focus on growth.

During times like these, with our partners acutely motivated to maximize profitability, we are able to make meaningful progress on driving adoption of initiatives that unlock even greater efficiencies for their marketing investments. For example, we are working to deploy deeper, more reliable conversion tracking integrations that enable carriers to take advantage of the sophisticated, algorithmic targeting and bidding capabilities offered through our industry-leading platform. In addition, we are seeing increased interest from P&C carriers in monetization partnership opportunities as a means of creating an incremental revenue stream to help offset their marketing costs. These initiatives are helping to set the foundation for our future growth.

We expect more shopping and increased competition for new policyholders as the market recovers, and we remain the only platform where our P&C carrier partners can transparently access high-intent consumers from hundreds of supply partners and dynamically adjust their bids based on real-time, data-driven customer lifetime value estimates. As market conditions improve, we expect our scale, efficiency, and profitability advantages to increase further, bringing added value to our partners and our marketplaces.
Transaction Value from our Health insurance vertical increased by 20% year over year, led by growth in spend from Medicare carriers. As health insurance carriers are increasingly focused on the fast-growing and highly profitable Medicare Advantage market, we expect Medicare customer acquisition budgets to grow rapidly in the coming years. In April, we further strengthened our position in this attractive vertical with our acquisition of Customer Helper Team, LLC (CHT). Inbound inquiries for Medicare Advantage policies through social media platforms such as Facebook and YouTube, which comprise the majority of CHT’s business, are expected to be one of the fastest-growing customer acquisition channels as older Americans spend more time online. With our CHT acquisition expanding the capabilities of our owned and operated properties, our Medicare carrier and broker customers now have access to an even larger pool of clicks, calls, and leads on a single, transparent platform. In addition, our under 65 Health business also benefited from strong enrollment trends during the Open Enrollment Period, which was extended from December 15th to January 15th. We believe the health insurance industry, which has historically demonstrated limited cyclicality in marketing spend, is in the early innings of a secular shift to digital customer acquisition, and we are well positioned to grow alongside our partners on this journey.
We are often asked what makes MediaAlpha different from our publicly traded competitors. Fundamentally, we are a marketplace where carriers and brokers connect with consumers looking for policies online. These carriers and brokers, who we refer to as demand partners, bid for placement on a wide range of websites that attract consumers who are researching or shopping for insurance policies. These websites, which range from small performance marketing players to major carriers and personal financial applications, are our supply partners, and we have the largest, most diverse supply inventory in the industry. A small subset of this supply comes from sites that we own and operate, while the vast

Q1 2022

majority comes from third parties. By contrast, our competitors primarily focus on driving demand to their owned and operated websites, giving carriers and brokers a narrowly focused set of potential customers. Advertisers on our platform can purchase referrals from hundreds of third-party supply partners, much in the same way that consumers shopping on Amazon.com can purchase inventory directly from Amazon as well as from hundreds of thousands of third-party sellers. And, just as smaller Amazon sellers outsource more of their e-commerce operations to Amazon than larger sellers do, smaller supply partners on the MediaAlpha platform often outsource more of their operations to us than larger ones. Our very largest supply partners work directly with the largest advertisers on our platform through what we call Private Marketplaces. Private Marketplaces run on the same technology infrastructure and provide access to the same sophisticated and differentiated targeting and bidding capabilities as our Open Marketplace. Given our ability to leverage technology investments across a Transaction Value base of over $1 billion, we are able to pass along efficiencies created through Private Marketplaces to our larger platform partners in the form of lower pricing while maintaining attractive levels of profitability.
Our long-term strategy is to continue to increase our scale and become even more deeply embedded in the insurance customer acquisition ecosystem. We expect to do so by reinvesting to further drive organic growth in our business, as well as through strategic and financially accretive acquisitions such as CHT to augment our platform. While we are primarily focused on our organic and M&A opportunities to drive scale and long-term sustainable growth, we will also use excess cash to opportunistically repurchase shares, as evidenced by the $5.0 million share repurchase program we announced in the first quarter.
Once the P&C industry recovers, marketing budgets will increase as carriers resume their focus on growth. Digital channels such as ours will be among the first to benefit from this reinvestment in customer acquisition, and the work we've done during these leaner times to deepen partner integrations and drive greater efficiencies will pay substantial dividends. Regardless of market cycles, we will remain focused on delivering for our partners day-in and day-out, and we are confident that this will produce significant growth in revenue, profit, and shareholder value in the years ahead.

Q1 2022

Financial Discussion - Transaction Value and Revenue Metrics
Transaction Value declined 9% year over year to $239.0 million, driven primarily by declines in P&C as carriers continue to limit their marketing investments due to underwriting profitability concerns. Transaction Value in Health grew year over year as key carriers and brokers continued to increase investment in our channel and key demand partners expanded their spending due to the extended Open and Annual Enrollment periods. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.

Transaction Value generated from our insurance verticals was $220.7 million in Q1 2022, down 11% year over year.
Transaction Value from our P&C insurance vertical declined 19% year over year to $148.1 million, driven by underwriting profitability concerns of carriers due to higher-than-expected loss severity caused by elevated vehicle repair and replacement costs and overall inflationary pressures. In response, many of our carrier partners have continued to significantly reduce their customer acquisition spending year over year to protect their profitability.
Transaction Value from our Health insurance vertical grew 20% year over year to $60.3 million, driven by continued momentum through the extended enrollment period and strong demand from carriers and brokers for under 65 Health and Medicare customers.
Transaction Value from our Life insurance vertical declined 14% year over year to $12.4 million, as mortality concerns related to COVID continued to ease and shopping activity decreased.
Transaction Value from our Other vertical, which includes travel, education, and consumer finance, grew 28% year over year to $18.3 million, driven in part by strong performance in travel compared with the COVID-19-driven lows in the prior year.

Q1 2022

We generated $142.6 million of total revenue in the first quarter of 2022, down 18% year over year, driven by lower revenue from our P&C insurance vertical, offset in part by growth in our Health insurance vertical.

Revenue by Vertical
($ in millions)
$124
$152
$190
$174
$157
$153
$162
$143
$58
$36
$27
$26
$34
$34
$73
$42
$89
$114
$123
$126
$109
$105
$78
$87
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical declined 30% year over year to $87.5 million in Q1 2022, driven by lower marketing budgets from the largest carriers due to the aforementioned profitability concerns. In Private Marketplace transactions, revenue is equal to our platform fee, which is a percentage of Transaction Value.
Revenue from our Health insurance vertical grew 17% year over year to $42.1 million in Q1 2022, driven by increased demand from carriers and brokers for under 65 Health and Medicare customers.
Revenue from our Life insurance vertical declined 11% year over year to $7.1 million in Q1 2022, as mortality concerns related to COVID continued to ease and shopping activity decreased.
Revenue from our Other vertical, which consists of travel, education, and consumer finance, grew 42% year over year to $6.0 million in Q1 2022, driven in part by recovery in travel from the COVID-19-driven lows.

Q1 2022

Financial Discussion - Profitability
Gross profit was $21.7 million in Q1 2022, a year-over-year decline of 18%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $23.6 million in Q1 2022, a year-over-year decrease of 15%. Contribution Margin was 16.5% in Q1 2022, compared with 16.1% in Q1 2021. The increase was driven primarily by growth in Transaction Value from certain Supply and Demand Partners who transact via Private Marketplace deployments.
Net loss was $9.8 million in Q1 2022, compared with net income of $0.2 million in Q1 2021, driven primarily by year-over-year increases in non-cash equity-based compensation expense and personnel expenses of $3.2 million and $2.6 million, respectively, as well as by a $4.3 million year-over-year decrease in Contribution.
Adjusted EBITDA was $7.1 million in Q1 2022, a year-over-year decrease of 57%. Adjusted EBITDA margin was 5.0%, compared with 9.5% in Q1 2021. The decrease was due primarily to higher personnel related costs and general and administrative expenses driven by accounting and professional fees, as well as to the year-over-year decreases in revenue and Contribution.

Q1 2022

Financial Discussion - Q2 2022 Outlook 1

Our guidance for Q2 2022 reflects a continuing year-over-year reduction in customer acquisition spending by our P&C insurance carrier partners. In our Health insurance vertical, we expect year-over-year growth despite unusually high volumes experienced due to the extended Open Enrollment Period in 2021.

	Q2 2022
Transaction Value [2]	$180 million	-	$195 million
Y/Y Growth	(30)%		(24)%

Revenue	$110 million	-	$120 million
Y/Y Growth	(30)%		(24)%

Adjusted EBITDA [2]	$2.5 million	-	$5.0 million
Y/Y Growth	(83)%		(66)%
Transaction Value: For Q2 2022, we expect Transaction Value to be in the range of $180 million - $195 million, a year-over-year decrease of 27% at the midpoint. We expect Transaction Value in our P&C insurance vertical to decline relative to the first quarter, driven primarily by carrier pullbacks in spend and also in part by typical seasonality.
Revenue: For Q2 2022, we expect revenue to be in the range of $110 million - $120 million, a year-over-year decrease of 27% at the midpoint.
Adjusted EBITDA: For Q2 2022, we expect Adjusted EBITDA to be in the range of $2.5 million - $5.0 million, a year-over-year decrease of 75% at the midpoint. We expect Adjusted EBITDA to decline year over year in Q2 2022 at a greater rate than Transaction Value, Revenue, and Contribution due to the increases in our public company costs and headcount over the last year. We are projecting a sequential decline in our combined operating expenses less equity-based compensation of approximately $1 million - $2 million compared with Q1 2022, due primarily to reductions in professional fees.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projection of Adjusted EBITDA under “Financial Discussion – Q2 2022 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss) because the Company is unable to predict with reasonable certainty the reconciling items that may affect net income (loss) without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q1 2022

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a driver of revenue, with differing revenue recognition based on the economic relationship we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, Transaction Value is equal to revenue recognized and revenue share payments to our supply partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,
(in thousands)	2022	2021
Open Marketplace transactions	$138,096	$169,348
Percentage of total Transaction Value	57.8%	64.5%
Private Marketplace transactions	100,916	93,114
Percentage of total Transaction Value	42.2%	35.5%
Total Transaction Value	$239,012	$262,462
The following table presents Transaction Value by vertical for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,
	2022	2021
(in thousands)
Property & Casualty insurance	$148,083	$183,426
Percentage of total Transaction Value	62.0%	69.9%
Health insurance	60,255	50,342
Percentage of total Transaction Value	25.2%	19.2%
Life insurance	12,392	14,442
Percentage of total Transaction Value	5.2%	5.5%
Other	18,282	14,252
Percentage of total Transaction Value	7.6%	5.4%
Total Transaction Value	$239,012	$262,462

Q1 2022

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,
(in thousands)	2022	2021
Revenue	$142,599	$173,588
Less cost of revenue	(120,881)	(147,180)
Gross profit	$21,718	$26,408
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	398	400
Salaries, wages, and related	656	464
Internet and hosting	104	102
Other expenses	127	107
Depreciation	6	7
Other services	530	291
Merchant-related fees	15	90
Contribution	$23,554	$27,869
Gross margin	15.2%	15.2%
Contribution Margin	16.5%	16.1%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models. For the three months ended March 31, 2022, Transaction Value generated from clicks, calls and leads was 77.7%, 11.7% and 10.6%, respectively. For the three months ended March 31, 2021, Transaction Value generated from clicks, calls and leads was 82.6%, 7.2% and 10.2%, respectively.

Q1 2022

Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider useful information to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2022 and 2021.

	Three months ended March 31,
(in thousands)	2022	2021
Net (loss) income	$(9,848)	$161
Equity-based compensation expense	13,773	10,602
Interest expense	1,359	2,301
Income tax expense (benefit)	1,143	(364)
Depreciation expense on property and equipment	98	82
Amortization of intangible assets	683	746
Transaction expenses(1)	380	2,665
Employee-related costs(2)	—	250
SOX implementation costs(3)	110	152
Changes in TRA related liability(4)	(630)	(156)
Settlement of federal and state income tax refunds(5)	74	—
Adjusted EBITDA	$7,142	$16,439
(1)Transaction expenses consist of $0.4 million of expenses incurred by us for the three months ended March 31, 2022 in connection with the acquisition of CHT. For the three months ended March 31, 2021 transaction expenses consist of $2.7 million for legal, accounting, and other consulting fees in connection with the Secondary Offering.
(2)Employee-related costs include $0.3 million of expenses incurred by us for the three months ended March 31, 2021 for amounts payable to recruiting firms in connection with the hiring of certain executive officers to support our operation as a publicly-reporting company.
(3)SOX implementation costs consist of $0.1 million and $0.2 million of expenses incurred by us for the three months ended March 31, 2022 and 2021, respectively, for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b) for 2021.
(4)Changes in TRA related liability consist of $0.6 million and $0.2 million of income for the three months ended March 31, 2022 and 2021, respectively, due to a change in the estimated future state tax benefits and other changes in the estimate resulting in reductions of the TRA liability.
(5)Settlement of federal and state tax refunds consist of $0.1 million of expense incurred by us for the three months ended March 31, 2022 related to reimbursement to White Mountains for state tax refunds for the period prior to the Reorganization Transaction related to 2020 tax returns. The settlement also resulted in a benefit of the same amount which has been recorded within income tax expense (benefit).

Q1 2022

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our expectation of significant growth once the P&C insurance market recovers; our expectation regarding the future growth of Medicare customer acquisition budgets; our expectations regarding the transition of the Health insurance market to digital customer acquisition; our expectation that we will continue to scale our business through organic investment and strategic acquisitions; our expectation of continuing to opportunistically repurchase shares; and our financial outlook for the second quarter of 2022. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 28, 2022. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q1 2022